Exhibit 23.2

DAVIDSON

## CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of POET Technologies Inc. on Form F-3 (File No. 333-292868, File No. 333-291848), Form S-8 (File No. 333-290470) and Form F-10, as amended (File No. 333-280553) of our report dated March 31, 2026, with respect to our audit of the consolidated financial statements of POET Technologies Inc. as of December 31, 2025, and for the year ended December 31, 2025, and our report dated March 31, 2026 with respect to our audit of internal control over financial reporting of POET Technologies Inc. as of December 31, 2025. These reports are included in this Annual Report on Form 20-F of POET Technologies Inc. for the year ended December 31, 2025.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants
Licensed Public Accountants

Vancouver, Canada

March 31, 2026